Exhibit 99.1

Lincoln Educational Services Completes New $55 Million Secured Revolving Credit Facility Increasing Capital Resource Flexibility and Creating $3 Million in Lower Interest Costs

WEST ORANGE, N.J., April 6, 2017 -- Lincoln Educational Services Corporation (Nasdaq: LINC), announced today it has completed a new $55 million secured revolving credit facility with Sterling National Bank.  The new credit facility, which expires in May 2020, replaces an existing $45 million term loan that has been repaid in full and terminated concurrently with the closing of the new credit facility.

"This new credit facility provides us with a number of advantages over our previous credit facility, chief of which is an expected reduction in interest expense by $3 million a year beginning in 2018,” said Scott Shaw, President & CEO of Lincoln. “In addition, the terms of the new credit agreement afford increased operating flexibility for our company as well as access to an additional $5 million dollars in working capital as compared to our previous credit agreement.  The new credit agreement also permits us to receive the full proceeds netted from the pending sale of our West Palm Beach, Florida property. Our previous term loan agreement required us to allocate $10 million of proceeds from the pending sale to principal pay down.  We believe the new credit facility provides Lincoln with the resources to execute our operating plan for the next several years.”

The new $55 million credit facility provides Lincoln with up to $50 million of revolving loans, including a $10 million sublimit for letters of credit, requires that revolving loans in excess of $25 million be cash collateralized dollar for dollar, and also provides Lincoln with an additional $5 million non-revolving loan.  The proceeds of the $5 million non-revolving loan are held in an account at Sterling National Bank and will be used to reimburse Lincoln for costs incurred for potential environmental remediation at certain of the mortgaged properties. When any such environmental remediation is completed or determined to be unnecessary, the funds remaining in the account will be used to repay the non-revolving loan and the credit facility will be permanently reduced to $50 million.  Additional information regarding the terms of the new credit facility are contained in a Form 8-K that Lincoln will file with the SEC today.

Charles Jones, Managing Director at Sterling National Bank, commented, "Lincoln offers exceptional educational opportunities and contributes to the enhancement of the skilled work force in the markets it serves.  The company has made great progress during the past several years and we look forward to working with management to provide the financial resources that enable execution of their operating strategies."

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under two reportable segments: Transportation and Skilled Trades and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolnedu.com.

About Sterling National Bank

Sterling National Bank, the principal subsidiary of Sterling Bancorp, specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City area through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit www.snb.com.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on From 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our Company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our annual and quarterly reports. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

CONTACT: Lincoln Educational Services Corporation
Brian Meyers, CFO
973-736-9340

EVC Group, Inc.
Doug Sherk, dsherk@evcgroup.com; 415-652-9100

Media Contact:
EVC Group, Inc.
Tom Gibson
201-476-0322
tom@tomgibsoncommunications.com